Exhibit 99.1

Contacts:
Rick Bierly	Anne Bowdidge
Chief Financial Officer	Sr. Director, Investor Relations
(415) 543-3470	(650) 218-6900

MEDIVATION REPORTS FIRST QUARTER FINANCIAL RESULTS

AND PROVIDES CORPORATE UPDATE

Collaboration Revenue Increased 89 percent year-on-year; XTANDI U.S. Net Sales Increased 65 percent year-on-year

— Conference Call Today at 4:30 p.m. Eastern Time —

San Francisco, CA – May 8, 2014 – Medivation, Inc. (Nasdaq: MDVN) today provided a corporate update and reported its financial results for the first quarter ended March 31, 2014. U.S. net sales of XTANDI® (enzalutamide) capsules for the quarter, as reported by Astellas, were $124.5 million. Ex-U.S. net sales of XTANDI for the quarter, as reported by Astellas, were $47.8 million.

“We continue to be pleased with the sales performance of XTANDI in the United States and with Astellas’ progress to expand access to XTANDI worldwide. To date, XTANDI has been approved in more than 40 countries for the treatment of patients with mCRPC who have previously received docetaxel,” said David Hung, M.D., president and chief executive officer of Medivation. “We remain committed to identifying new therapies that will improve the current standard of care. Oncology is an important area of focus for Medivation and our license agreement with OncoFusion Therapeutics for BET bromodomain inhibitors sets the stage for future innovation in this important area of need.”

Recent Developments

XTANDI® (enzalutamide) capsules

•	U.S. net sales of XTANDI were $124.5 million in the first quarter of 2014. XTANDI was approved by the U.S. Food and Drug Administration (FDA) for the treatment of patients with metastatic castration-resistant prostate cancer (mCRPC) who have previously received docetaxel on August 31, 2012 and was made available for shipment on September 13, 2012. Medivation and Astellas are jointly responsible for commercialization and development of XTANDI in the U.S. and share equally in the costs (subject to certain exceptions), profits and losses arising from U.S. development and commercialization of XTANDI.

•	Ex-U.S. net sales of XTANDI were $47.8 million in the first quarter of 2014. XTANDI was granted marketing authorization in the European Union in June 2013. Outside of the U.S., Astellas has responsibility for developing and commercializing XTANDI and pays Medivation a tiered royalty ranging from the low teens to the low twenties on aggregate net sales of XTANDI.

•	XTANDI is approved in more than 40 countries for the treatment of patients with mCRPC who have previously received docetaxel. In March, Astellas obtained XTANDI marketing approval for the treatment of patients with castration-resistant prostate cancer in Japan with the precaution that the efficacy and safety of the drug have not been established in patients with prostate cancer who have not received chemotherapy. The Japanese marketing authorization triggered a $15 million milestone payment to Medivation during the first quarter under its collaboration agreement with Astellas.

•	The FDA accepted the supplemental New Drug Application (sNDA) filling to extend the indication for XTANDI for the treatment of men with mCRPC who have not received chemotherapy and granted priority review designation. The Prescription Drug User Fee Act (PDUFA) date for the completion of the FDA’s review for the sNDA is September 18, 2014. The FDA’s acceptance for filing of the sNDA triggered a $25 million milestone payment to Medivation during the second quarter under its collaboration agreement with Astellas.

•	Astellas submitted a variation to amend the European Marketing Authorization Application for XTANDI for the treatment of adult men with mCRPC who are asymptomatic or mildly symptomatic after failure of androgen deprivation therapy and in whom chemotherapy is not yet clinically indicated. The European Medicines Agency validated Astellas’ application for an amended European Marketing Authorization Application and accepted the filing in April 2014, which triggered a $15 million milestone payment to Medivation.

Enzalutamide Clinical Development Program

•	Continued patient enrollment in the Phase 3 PROSPER trial evaluating the safety and efficacy of enzalutamide in approximately 1,500 patients with non-metastatic CRPC. PROSPER will enroll a high-risk subgroup of patients with prostate cancer who are progressing despite androgen deprivation therapy, but who are asymptomatic with no prior or present evidence of metastatic disease. The primary endpoint of the trial is metastasis-free survival.

•	Advanced the prostate cancer development program comparing enzalutamide’s effects on progression-free-survival when compared head-to-head versus bicalutamide, the most commonly used anti-androgen, in men who have progressed following medical castration with a luteinizing hormone releasing hormone (LHRH) analog therapy or surgical castration.

¡	Completed patient enrollment in the TERRAIN trial in July 2013, which enrolled approximately 370 men with mCRPC disease primarily in Europe; and

¡	Completed patient enrollment in the STRIVE trial in March 2014, which enrolled approximately 400 men with either metastatic or non-metastatic disease in the U.S.

•	Continued patient enrollment in the Phase 4 PLATO trial evaluating the efficacy and safety of continued treatment with enzalutamide plus abiraterone acetate and prednisone as compared to treatment with abiraterone acetate and prednisone alone in patients with pre-chemotherapy mCRPC whose disease has progressed following enzalutamide therapy. The purpose of the trial is to help determine the potential clinical benefit of continuing androgen receptor signaling inhibition with enzalutamide treatment and adding an additional therapy in patients with pre-chemotherapy mCRPC. The global randomized, double-blind, placebo-controlled trial is designed to enroll approximately 500 chemotherapy-naïve patients with mCRPC. The primary endpoint of the trial is progression-free survival.

Enzalutamide in Breast Cancer

•	Continued patient enrollment in the Phase 2 clinical trial evaluating enzalutamide in combination with exemestane in women with advanced breast cancer that is estrogen receptor positive (ER+) or progesterone receptor positive (PgR+) and human epidermal growth factor 2, or HER2 normal. The Phase 2 randomized, double-blind, placebo controlled, multicenter trial plans to enroll approximately 240 patients in two parallel cohorts of 120 patients each. The first cohort will enroll patients who have not previously received hormonal treatment for advanced breast cancer. The second cohort will enroll patients who have previously progressed following one hormonal treatment for advanced disease. The primary endpoint of the trial is progression free survival in all patients and in the subset of patients whose tumor expresses the androgen receptor.

•	Continued patient enrollment in a Phase 2 clinical trial evaluating enzalutamide as a single agent for the treatment of advanced, androgen receptor positive (AR+), triple-negative breast cancer, or TNBC. TNBC is a type of cancer which is not driven by the three most commonly targeted receptors in breast cancer: estrogen, progesterone and HER2. The Phase 2 open label, single-arm, multicenter trial plans to enroll approximately 80 patients with AR+, TNBC at sites in the United States, Canada and Europe. The primary endpoint of the trial is clinical benefit rate, defined as the proportion of patients with a best response of complete response, partial response or stable disease at ≥ 16 weeks.

Corporate Developments

•	Entered into a research and license agreement with OncoFusion Therapeutics, Inc., for certain compounds targeting Bromodomain and Extra-Terminal (BET) proteins for potential use in oncology and other disease areas. Medivation gained exclusive worldwide rights for the development and commercialization of these compounds. Under the terms of the agreement, Medivation will have access to OncoFusion’s growing library of small molecule BET bromodomain inhibitor compounds from which Medivation may select compounds to move forward in its drug discovery and development efforts.

•	Appointed Rick Bierly chief financial officer in March 2014. Rick brings to Medivation over 30 years experience in finance roles at GlaxoSmithKline, Aventis, Centocor and Johnson & Johnson.

•	Appointed Patrick Machado to Medivation’s board of directors. After nearly 10 years at Medivation, Pat retired from his role as chief financial officer in March 2014 and chief business officer in April 2014.

First Quarter Financial Results

Medivation’s collaboration revenue was $87.2 million for the first quarter of 2014, consisting of three components: collaboration revenue attributable to U.S. XTANDI net sales, collaboration revenue attributable to ex-U.S. XTANDI net sales and collaboration revenue attributable to upfront and milestone payments.

•	U.S. net sales of XTANDI for the first quarter of 2014 were $124.5 million, an increase of 65%, compared with $75.4 million for the same period in 2013. Collaboration revenue attributable to U.S. net sales of XTANDI for the first quarter of 2014 was $62.2 million compared to $37.7 million in 2013.

•	Ex-U.S. net sales of XTANDI for the first quarter were $47.8 million, compared with $0.3 million for the same period in 2013. XTANDI was granted marketing authorization in the European Union in June 2013. Collaboration revenue attributable to ex-U.S. net sales of XTANDI for the first quarter of 2014 was $5.7 million.

•	Collaboration revenue attributable to upfront and milestone payments for the first quarter of 2014 was $19.2 million.

Total operating expenses for the quarter ended March 31, 2014 were $95.7 million, compared with total operating expenses of $68.5 million for the same period in 2013. These figures include non-cash stock-based compensation expense of $9.7 million in the quarter ended March 31, 2014, compared with $8.3 million for the same period in 2013.

Medivation reported a net loss of $13.7 million, or $0.18 per diluted share, for the quarter ended March 31, 2014, compared with a net loss of $27.2 million, or $0.36 per diluted share, for the same period in 2013.

At March 31, 2014, cash, cash equivalents and short-term investments totaled $241.5 million, compared with $228.8 million at December 31, 2013.

2014 Financial Outlook

For the full year 2014, Medivation expects U.S. net sales of XTANDI to be between $540 million and $575 million. Medivation expects 2014 total operating expenses, net of cost-sharing payments from Astellas, to be between $400 million and $430 million, approximately $45 million to $50 million of which consists of non-cash stock-based compensation expense and excludes the cost of future in-licensing opportunities we may elect to pursue, if any.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting http://investors.medivation.com/events.cfm. A replay of the webcast will be available on the Company’s website for a limited time following the live event.

About XTANDI® (enzalutamide) capsules

XTANDI was approved by the FDA on August 31, 2012 and is indicated for the treatment of patients with metastatic castration-resistant prostate cancer (mCRPC) who have previously received docetaxel.

Important Safety Information for XTANDI from the Approved Prescribing Information

Contraindications- XTANDI can cause fetal harm when administered to a pregnant woman based on its mechanism of action. XTANDI is not indicated for use in women. XTANDI is contraindicated in women who are or may become pregnant.

Warnings and Precautions- In the randomized clinical trial, seizure occurred in 0.9% of patients on XTANDI. No patients on the placebo arm experienced seizure. Patients experiencing a seizure were permanently discontinued from therapy. All seizures resolved. Patients with a history of seizure, taking medications known to decrease the seizure threshold, or with other risk factors for seizure were excluded from the clinical trial. Because of the risk of seizure associated with XTANDI use, patients should be advised of the risk of engaging in any activity where sudden loss of consciousness could cause serious harm to themselves or others.

Adverse Reactions- The most common adverse drug reactions (≥ 5%) reported in patients receiving XTANDI in the randomized clinical trial were asthenia/fatigue, back pain, diarrhea, arthralgia, hot flush, peripheral edema, musculoskeletal pain, headache, upper respiratory infection, muscular weakness, dizziness, insomnia, lower respiratory infection, spinal cord compression and cauda equina syndrome, hematuria, paresthesia, anxiety, and hypertension. Grade 1-4 neutropenia occurred in 15% of XTANDI patients (1% Grade 3-4) and in 6% on placebo (no Grade 3-4). Grade 1-4 elevations in bilirubin occurred in 3% of XTANDI patients and 2% on placebo. One percent of XTANDI patients compared to 0.3% on placebo died from infections or sepsis. Falls or injuries related to falls occurred in 4.6% of XTANDI patients vs 1.3% on placebo. Falls were not associated with loss of consciousness or seizure. Fall-related injuries were more severe in XTANDI patients and included non-pathologic fractures, joint injuries, and hematomas. Grade 1 or 2 hallucinations occurred in 1.6% of XTANDI patients and 0.3% on placebo, with the majority on opioid-containing medications at the time of the event.

Drug Interactions- Effect of Other Drugs on XTANDI: Administration of strong CYP2C8 inhibitors can increase the plasma exposure to XTANDI. Co-administration of XTANDI with strong CYP2C8 inhibitors should be avoided if possible. If co-administration of XTANDI cannot be avoided, reduce the dose of XTANDI. Co-administration of XTANDI with strong or moderate CYP3A4 and CYP2C8 inducers can alter the plasma exposure of XTANDI and should be avoided if possible.

Effect of XTANDI on Other Drugs: XTANDI is a strong CYP3A4 inducer and a moderate CYP2C9 and CYP2C19 inducer in humans. Avoid CYP3A4, CYP2C9 and CYP2C19 substrates with a narrow therapeutic index, as XTANDI may decrease the plasma exposures of these drugs. If XTANDI is co-administered with warfarin (CYP2C9 substrate), conduct additional INR monitoring.

Please visit www.XtandiHCP.com for full Prescribing Information for XTANDI® (enzalutamide) capsules.

About the Medivation/Astellas Collaboration

In October 2009, Medivation and Astellas entered into a global agreement to jointly develop and commercialize enzalutamide. The companies are collaborating on a comprehensive development program that includes studies to develop enzalutamide across the full spectrum of advanced prostate cancer as well as advanced breast cancer. The companies jointly commercialize XTANDI in the United States and Astellas has responsibility for manufacturing and all additional regulatory filings globally, as well as commercializing XTANDI outside the United States.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com.

Forward-Looking Statements

The statements in this press release under the caption “2014 Financial Outlook” are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation: risks related to the timing, progress and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of the commercialization of XTANDI or some or all of Medivation’s product development activities; Medivation’s dependence on the efforts of and funding by Astellas for the commercialization of XTANDI; the risk of unanticipated expenditures or liabilities; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its quarterly report on Form 10-Q for the quarter ended March 31, 2014, which is expected to be filed on May 8, 2014 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$241,469	$228,788
Receivable from collaboration partner	93,251	107,210
Prepaid expenses and other current assets	17,129	17,981

Total current assets	351,849	353,979
Property and equipment, net	18,001	17,035
Restricted cash	11,972	9,899
Other non-current assets	16,238	11,737

Total assets	$398,060	$392,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$78,154	$78,758
Deferred revenue	12,698	16,931

Total current liabilities	90,852	95,689
Convertible Notes, net of unamortized discount of $47,079 and $50,336 at March 31, 2014 and December 31, 2013, respectively	211,671	208,414
Other non-current liabilities	13,584	11,600

Total liabilities	316,107	315,703
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 170,000,000 shares authorized; 76,513,737 and 75,803,020 shares issued and outstanding at March 31, 2014 and December 31, 2013,respectively	765	758
Additional paid-in capital	429,014	410,350
Accumulated deficit	(347,826)	(334,161)

Total stockholders’ equity	81,953	76,947

Total liabilities and stockholders’ equity	$398,060	$392,650

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2014	2013
Collaboration revenue	$87,189	$46,154
Operating expenses:
Research and development expenses	45,919	24,908
Selling, general and administrative expenses	49,735	43,568

Total operating expenses	95,654	68,476

Loss from operations	(8,465)	(22,322)
Other income (expense), net:
Interest expense	(5,230)	(4,888)
Interest income	9	74
Other expense, net	(38)	(1)

Total other income (expense), net	(5,259)	(4,815)

Net loss before income tax benefit (expense)	(13,724)	(27,137)
Income tax benefit (expense)	59	(33)

Net loss	$(13,665)	$(27,170)

Basic and diluted net loss per common share	$(0.18)	$(0.36)

Weighted average common shares used in the calculation of basic and diluted net loss per common share	76,245	74,824